Exhibit


SUB-ITEM
77Q3(a)

(i) Based on an evaluation of the
Disclosure Controls as of a
date within 90 days of the Filing
Date, the Disclosure Controls are
effectively designed to ensure that
information required to be disclosed
by the Fund in the Report is recorded,
processed, summarized and reported by
the Filing Date, including ensuring
that information required to be disclosed in the Report is accumulated and communicated to the Fund's management, including the Fund Officers, as appropriate to allow timely decisions regarding required disclosure

(ii) There were no significant changes
in the Fund's internal controls or
in other factors that could
significantly affect these controls
subsequent to the date of their
evaluation, and there were no
corrective actions with regard to
significant deficiencies and material
weaknesses.

(iii) Certification of principal
executive officer (see attached).
Certification of principal
financial officer (see attached).
Revisedexhibit.doc